UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
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☐	Preliminary Proxy Statement

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☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

Cousins Properties Incorporated
(Name of registrant as specified in its charter)

(Name of person(s) filing proxy statement, if other than the registrant)

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☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

	(1)	Title of each class of securities to which transaction applies:

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	(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

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Commencing March 30, 2017, Cousins Properties Incorporated sent the following communication to certain shareholders.
Cousins Properties Incorporated
Annual Meeting of Shareholders
April 25, 2017
Supplemental Information Regarding Item 4
Ratification of Appointment of Independent Registered Accounting Firm

The information below supersedes and replaces the section captioned “Summary of Fees to Independent Registered Public Accounting Firm” on page 63 of the proxy statement for the 2017 Annual Meeting of Shareholders as filed with the Securities and Exchange Commission on March 16, 2017.
Summary of Fees to Independent Registered Public Accounting Firm
We retained Deloitte as our independent registered public accounting firm for the years ended December 31, 2016 and 2015. Aggregate fees for services provided to us related to the fiscal years ended December 31, 2016 and 2015 by Deloitte were as follows:

	2016	2015
Audit Fees
Audit Fees unrelated to Parkway Transactions (a)	$791,684	$768,705
Audit Fees related to Parkway Transactions (b)	535,000	—
Total audit fees	$1,326,684	$768,705
Tax Fees:
Compliance unrelated to Parkway Transactions	$173,458	$114,232
Consulting unrelated to Parkway Transactions (c)	299,420	311,478
Consulting and Compliance related to Parkway Transactions (d)	1,700,000	—
Total tax fees	$2,172,878	$425,710
____________

(a)
Includes fees for the annual audits of our financial statements, including the audit of internal controls over financial reporting under the Sarbanes-Oxley Act of 2002, joint venture audits, audits of certain properties’ operating expenses, review of our quarterly financial statements, the audit of our benefit plans, and the comfort letter procedures related to the equity issuances, including work for the periods indicated above but performed subsequent to that year end. Excludes audit fees related to the Parkway Transactions.

(b)	Includes fees related to the audit of the Parkway Transactions, including opening balance sheet and spin-off financial statement audits, and review of SEC filings related to the Parkway Transactions.
(c)	Includes general tax advice services, but excludes consulting fees related to the Parkway Transactions.
(d)
Includes fees for the tax advice services provided in connection with the Parkway Transactions, which included advice with respect to the U.S. federal income tax consequences to shareholders of the merger with Parkway Properties, Inc., and the U.S. federal income tax consequences to the Company arising from the merger, including the impact of the merger on the availability of existing net operating losses and built-in gains for legacy Company properties and for legacy Parkway properties and advice regarding strategic planning as a result. In addition, these tax advice services included advice with respect to the U. S federal income tax consequences to shareholders of the spin-off of Parkway, Inc., and the U.S. federal income tax consequences to the Company arising from the spin-off, including the result that the spin-off was a taxable transaction to shareholders.

As noted in footnotes (b) and (d) above, a significant portion of the total audit and non-audit fees were incurred in connection with the Parkway Transactions. Excluding those fees, the percentage of the total fees paid to our independent registered public accounting firm in 2016 which are not audit fees is generally consistent with the percentage in 2015.

*Excludes audit and non-audit fees related to Parkway Transactions.
As stated in its charter, the Audit Committee is responsible for pre-approving all audit and permissible non-audit services provided by our independent registered public accounting firm. Pre-approvals are generally provided for no more than one year at a time, typically identify the particular services or category of services to be provided and are generally subject to a dollar limit. The Audit Committee charter also provides that the Audit Committee may delegate to one or more of its members the authority to pre-approve any audit or non-audit services to be performed by the independent registered public accounting firm, provided that the approvals are presented to the Audit Committee at its next scheduled meeting. Other than tax consulting, there were no other non-audit services provided by Deloitte to the Company in 2016 or 2015. No services were approved by the Audit Committee pursuant to the waiver of pre-approved provisions as set forth in applicable rules of the SEC.